As filed with the Securities and Exchange Commission on August 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Karyopharm Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3931704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, MA	02459
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2013 Employee Stock Purchase Plan

2022 Equity Incentive Plan, as amended

(Full title of the plan)

Richard Paulson

President and Chief Executive Officer

Karyopharm Therapeutics Inc.

85 Wells Avenue, 2nd Floor

Newton, MA 02459

(Name and address of agent for service)

(617) 658-0600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed to register (a) an additional 1,500,000 shares of Common Stock, $0.0001 par value per share, of Karyopharm Therapeutics Inc. (the “Registrant”) issuable under the Registrant’s 2013 Employee Stock Purchase Plan, as amended and restated by the Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”) and (b) an additional 5,000,000 shares of Common Stock issuable under the Registrant’s 2022 Equity Incentive Plan, as amended (the “2022 Plan”). Pursuant to General Instruction E to Form S-8, except as otherwise set forth below, this Registration Statement on Form S-8 incorporates by reference the contents of (i) the Registration Statement on Form S-8, File No. 333-194746, filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on March 21, 2014 relating to the ESPP, (ii) the Registration Statement on Form S-8, File No. 333-210221, filed by the Registrant with the SEC on March 15, 2016 relating to the ESPP, (iii)  the Registration Statement on Form S-8, File No. 333-229971, filed by the Registrant with the SEC on February 28, 2019 relating to the ESPP, (iv)  the Registration Statement on Form S-8, File No. 333-237160, filed by the Registrant with the SEC on March 13, 2020 relating to the ESPP, (v)  the Registration Statement on Form S-8, File No. 333-263075, filed by the Registrant with the SEC on February 28, 2022 relating to the ESPP, (vi)  the Registration Statement on Form S-8, File No. 333-265386, filed by the Registrant with the SEC on June 3, 2022 relating to the 2022 Plan and (vii)  the Registration Statement on Form S-8, File No. 333-269845, filed by the Registrant with the SEC on February 17, 2023, relating to the ESPP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to eliminate or limit the personal liability of directors or officers of a corporation to the corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer, except where the director or officer breached their duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s certificate of incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the registrant shall be personally liable to the registrant (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the registrant’s request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The registrant’s certificate of incorporation also provides that it will indemnify any Indemnitee who was or is a party to any threatened, pending, or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the registrant’s request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The registrant has entered into indemnification agreements with each of its directors. These indemnification agreements may require the registrant, among other things, to indemnify directors for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of his or her service as one of the registrant’s directors, or any of the registrant’s subsidiaries or any other company or enterprise to which the person provides services at the registrant’s request.

The registrant maintains a general liability insurance policy which covers certain liabilities of the directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8. Exhibits.

Number	Description

4.1 (1)	Restated Certificate of Incorporation of the Registrant, as amended

4.2 (2)	Third Amended and Restated By-Laws of the Registrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of attorney (included on the signature pages of this registration statement)

99.1 (3)	Amended and Restated 2013 Employee Stock Purchase Plan

99.2 (4)	2022 Equity Incentive Plan, as amended

107	Filing Fee Table

(1)	Previously filed with the SEC as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the SEC on August 2, 2023 and incorporated herein by reference.
(2)	Previously filed with the SEC as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36167) filed with the SEC on December 2, 2022 and incorporated herein by reference.
(3)

Previously filed with the SEC as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36167) filed with the SEC on April 11, 2023 and incorporated herein by reference.

(4)

Previously filed with the SEC as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36167) filed with the SEC on April 11, 2023 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on this 2nd day of August, 2023.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Richard Paulson
Name:	Richard Paulson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Karyopharm Therapeutics Inc., hereby severally constitute and appoint Richard Paulson, Michael Mason and Michael Mano, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Karyopharm Therapeutics Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Paulson Richard Paulson	President and Chief Executive Officer and Director (principal executive officer)	August 2, 2023

/s/ Michael Mason Michael Mason	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	August 2, 2023

/s/ Garen G. Bohlin Garen G. Bohlin	Director	August 2, 2023

/s/ Barry E. Greene Barry E. Greene	Director	August 2, 2023

/s/ Peter Honig Peter Honig, M.D., M.P.H.	Director	August 2, 2023

/s/ Mansoor Raza Mirza Mansoor Raza Mirza, M.D.	Director	August 2, 2023

/s/ Christy J. Oliger Christy J. Oliger	Director	August 2, 2023

/s/ Deepika R. Pakianathan Deepika R. Pakianathan, Ph.D.	Director	August 2, 2023

/s/ Chen Schor Chen Schor	Director	August 2, 2023